EXHIBIT 10.44

                                                              EXECUTION ORIGINAL

  NINTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, EQUIPMENT LINE OF CREDIT AND
                               SECURITY AGREEMENT

      THIS NINTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, EQUIPMENT LINE OF CREDIT AND SECURITY AGREEMENT (this "Agreement") is entered into October 9, 2009 by and among AIR INDUSTRIES MACHINING, CORP. (as successor by merger with Gales Industries Acquisition Corp., Inc.), a corporation organized under the laws of the State of New York ("Air"), SIGMA METALS, INC. (as successor by merger with GMS Sub, Corp.), a corporation organized under the laws of the State of New York ("Sigma" and collectively with Air, the "Borrower"), WELDING METALLURGY, INC. (as successor by merger with WMS MERGER CORP.), a corporation organized under the laws of the State of New York ("WM"), AIR INDUSTRIES GROUP, INC. (f/k/a Gales Industries Incorporated), a corporation organized under the laws of the State of Delaware ("Air Group" and collectively with the Borrower and WM, the "Obligor"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").

                                    RECITALS

      Whereas, Borrower and PNC entered into a certain Revolving Credit, Term Loan, Equipment Line of Credit and Security Agreement dated November 30, 2005 (which has been, is being and may be further amended, replaced, restated, modified and/or extended, the "Loan Agreement"); and

      Now, therefore, in consideration of PNC's continued extension of credit and the agreements contained herein, the parties agree as follows:

                                    AGREEMENT

1) ACKNOWLEDGMENT OF BALANCE. Borrower acknowledges that the most recent statement of account sent to Borrower with respect to the Obligations is correct.

2)    MODIFICATIONS. The Loan Agreement be and hereby is modified as follows:

      (a) The following definitions in Section 1.2 of the Loan Agreement are hereby deleted, and are replaced to read as follows:

      "Advances" shall mean and include the Revolving Advances and as well as Letters of Credit.

      "Contract Rate" shall mean, as applicable, the Revolving Interest Rate, as more fully described in Section 3.1 herein.

      "Earnings Before Interest and Taxes" shall mean for any period the sum of
      (i) net income (or loss) of Air Group for such period (excluding extraordinary gains and losses) on a consolidated basis, plus (ii) all interest expense of Air Group for such period on a consolidated basis, plus (iii) all charges against income of Air Group for such period for federal, state and local taxes actually paid on a consolidated basis.

      "EBITDA" shall mean for any period with regard to Air Group the sum of (i) Earnings Before Interest and Taxes for such period on a consolidated basis plus (ii) depreciation expenses for such period on a consolidated basis, plus (iii) amortization expenses for such period on a consolidated basis.

      "Fixed Charge Coverage Ratio" shall mean and include, with respect to Air Group for any fiscal period, the ratio of (a) EBITDA on a consolidated basis, minus the aggregate amount of unfunded capitalized expenditures made during such period on a consolidated basis, minus the aggregate amount of distributions made during such period on a consolidated basis, minus the aggregate amount of cash taxes paid during such period on a consolidated basis to (b) the aggregate amount of principal and/or interest payments made on Funded Debt during such period on a consolidated basis.


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      "Loans" shall mean the Revolving Advances.

      "Maximum Loan Amount" shall mean $14,000,000.

      "Note" shall mean the Revolving Credit Note.

      "Revolving Advances" shall mean the Advances made other than Letters of Credit.

      "Revolving Interest Rate" shall mean an interest rate per annum equal to
      (a) the sum of the Alternate Base Rate plus two and one quarter of one percent (2.25%) with respect to Domestic Rate Loans and (b) the greater of
      (i) the sum of the Eurodollar Rate plus three and one half of one percent (3.50%) and (ii) five and one half of one percent (5.50%) with respect to Eurodollar Rate Loans.

      "Undrawn Availability" at a particular date shall mean an amount equal to
      (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrower's trade creditors which are outstanding beyond normal trade terms, plus (iii) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower's Account.

      (b) The following definition is hereby added to Section 1.2 of the Loan Agreement to read as follows:

      "Ninth Amendment Closing Date" shall mean October 9, 2009.

      (c)   The following definitions are hereby deleted in their entirety from
            Section 1.2 of the Loan Agreement:

      "Converted Equipment Loan(s)"

      "Converted Equipment Line of Credit Note"

      "Equipment Line of Credit Note"

      "Equipment Line of Credit Rate"

      "Equipment Loans"

      "Equipment Note"

      "Maximum Equipment Loan Amount"

      "Term Loan"

      "Term Loan Rate"

      "Term Note"

      (d) Subsection 2.1(a) of the Loan Agreement is deleted, and is replaced by a new Subsection 2.1(a) to read as follows:

            2.1 Revolving Advances. (a) Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount or
      (y) an amount equal to the sum of:


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                        (i) up to the sum of (A) 85%, subject to the provisions
                  of Section 2.1(b) hereof (the "Receivables Advance Rate A"), of Eligible Receivables that do not constitute Eligible Unassigned Government Receivables (specifically excluding all Eligible Receivables of Sigma) plus (B) the lesser of (I) 50%, subject to the provisions of Section 2.1(b) hereof (the "Receivables Advance Rate B" and collectively with the Receivables Advance Rate A, the "Receivables Advance Rate"), of Eligible Unassigned Government Receivables (specifically excluding all Eligible Unassigned Government Receivables of Sigma) and (II) the Unassigned Government Receivables Sublimit, plus

                        (ii) up to the lesser of (A) 50%, subject to the
                  provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (specifically excluding all Eligible Inventory of Sigma), (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith and specifically excluding all Eligible Inventory of Sigma) or (C) the Inventory Sublimit in the aggregate at any one time ("Inventory Advance Rate" and together with the Receivables Advance Rate, collectively, the "Advance Rates"), minus

                        (iii) such reserves as Agent may reasonably deem proper
                  and necessary from time to time including, but not limited to, the Seller Note Payable Reserve.

      The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1 (a)(y)(iii) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as
      Exhibit 2.1(a).

      (e) Section 2.4 of the Loan Agreement is deleted, and is replaced by a new Section 2.4 to read as follows:

            2.4   INTENTIONALLY DELETED.

      (f) Subsection 2.6(a) of the Loan Agreement is deleted, and is replaced by a new Subsection 2.6(a) to read as follows:

                  (a) The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

      (g) Subsections 2.10(a) and (b) of the Loan Agreement are deleted, and are replaced by new Subsections 2.10(a) and (b) to read as follows:

                  (a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

                  (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

      (h) Section 2.11 of the Loan Agreement is deleted, and is replaced by a new Section 2.11 to read as follows:


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            2.11 Mandatory Prepayments. Subject to Section 4.3 hereof, when
      Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrower's ability to reborrow Revolving Advances in accordance with the terms hereof.

      (i) Section 3.1 of the Loan Agreement is deleted, and is replaced by a new Section 3.1 to read as follows:

            3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate (as applicable, the "Contract Rate"). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Contract Rate for Domestic Loans plus two percent (2%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2%) per annum (as applicable, the "Default Rate").

      (j) Subsection 3.3(b) of the Loan Agreement is deleted, and is replaced by a new Subsection 3.3(b) to read as follows:

                  (b) Collateral Monitoring Fee. Borrower shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent's benefit - a collateral monitoring fee in an amount equal to $850.00 per day for each person employed to perform such monitoring, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

      (k) Section 6.5 of the Loan Agreement is deleted, and is replaced by a new Section 6.5 to read as follows:

            6.5   Financial Covenants.

                  (a) Funded Debt Ratio. Maintain at all times a ratio of Funded Debt (exclusive of Indebtedness subordinated to the Steel City Subordinated Credit Facility but inclusive of Indebtedness for borrowed money not subordinated to the Steel City Subordinated Credit Facility whether or not it has a maturity of more than one year from its date of creation) to EBITDA of Air Group on a consolidated basis not greater than
      (i) 8.50 to 1.00 on September 30, 2009 tested on a rolling three month basis, (ii) 6.25 to 1.00 on October 31, 2009 tested on a rolling four month basis, (iii) 4.80 to 1.00 on November 30, 2009 tested on a rolling five month basis, (iv) 3.80 to 1.00 on December 31, 2009 tested on a rolling six month basis and (v) an amount equal to eighty five percent (85%) of the projected amounts provided by the Obligor to the Agent pursuant to Section 9.12 herein for each month thereafter, tested on a rolling seven month basis on January 31, 2010 and building each month thereafter to a rolling twelve (12) month basis.


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                  (b) Fixed Charge Coverage Ratio. Maintain at all times a Fixed
      Charge Coverage Ratio of not less than 1.25 to 1.00, tested monthly on a consolidated basis for the three months ending September 30, 2009 and at the end of each month thereafter building to a rolling twelve (12) month basis. For purposes of calculating the Fixed Charge Coverage Ratio, the repayment of the Term Loan, the Equipment Loans and the Converted
      Equipment Loans pursuant to the reduction of the 2008 Reserve on the Ninth Amendment Closing Date shall be excluded.

      (l) Section 7.5 of the Loan Agreement is deleted, and is replaced by a new Section 7.5 to read as follows:

            7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans made by Air to Air Group in an aggregate amount not to exceed $59,000 in any month so long as (i) such monies are utilized by Air Group to pay outstanding obligations of interest due and payable pursuant to the Junior Subordinated Notes and the New Junior Subordinated Notes (as such terms are defined in the Eighth Amendment to Revolving Credit, Term Loan, Equipment Line of Credit and Security Agreement dated September 25, 2008) and (ii) no Default and/or Event of Default has occurred and is continuing at the time of each such loan and/or shall be caused by making any such loan, and (c) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $200,000 at any time outstanding.

      (m) Sections 9.7, 9.8 and 9.9 of the Loan Agreement are deleted, and are replaced by new Sections 9.7, 9.8 and 9.9 to read as follows:

            9.7 Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Air Group, audited financial statements of Air Group including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared on a consolidated and consolidating basis in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Air Group and satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5,7.6, 7.7, 7.8 and 7.11 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

            9.8 Quarterly Financial Statements. Furnish Agent within 45 days after the end of each fiscal quarter, an unaudited balance sheet of Air Group and unaudited statements of income and stockholders' equity and cash flow of Air Group reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a on a consolidated and consolidating basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower's business. The reports shall be accompanied by a Compliance Certificate.

            9.9 Monthly Financial Statements. Commencing with the month of July, 2006, furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Air Group and unaudited statements of income and stockholders' equity and cash flow of Air Group reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a on a consolidated and consolidating basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower's business. The reports shall be accompanied by a Compliance Certificate and a thirteen (13) week cash flow forecast of each Obligor.


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      (n)   Section 13.1 of the Loan Agreement is deleted, and is replaced by a new Section 13.1 to read as follows:

            13.1 Term This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the Termination Date (the "Term") unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon thirty (30) days' prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (y) one percent (1%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Third Amendment Closing Date to and including the date immediately preceding the first anniversary of the Third Amendment Closing Date, and (z) one half of one percent (1/2%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Third Amendment Closing Date to and including the date immediately preceding the second anniversary of the Third Amendment Closing Date.

3) WAIVER OF PRIOR DEFAULTS. The Obligor acknowledges that it is in default of various covenants including, but not limited to, (i) failure to comply with Section 7.5 of the Loan Agreement for the extension of certain loans by Air in favor of Air Group and (ii) the occurrence of an event of default under the Subordinated Loan Documentation as set forth in Section
      10.19. The Lenders hereby waive the Obligor's default under such covenants as of the date hereof and the Default Rate is no longer in effect at this time. Except as heretofore waived by the Lenders in writing, the Lenders reserve their rights under the Loan Agreement and the Other Documents for defaults under such covenants for any other periods and to institute the Default Rate with regard to any other defaults. The Lenders hereby confirm that there are no existing Defaults and/or Events of Default due to the Obligor's failure to comply with any financial covenants set forth in
      Section 6 of the Loan Agreement.

4) AVAILABILITY RESERVE. The Agent hereby reduces the amount of the 2008 Reserve from $900,000 to $488,800. The excess availability created by this reduction of the 2008 Reserve shall be utilized to payoff in full the Term Loan, the Equipment Loans and the Converted Equipment Loans.

5) EXTENSION OF DELIVERY DATE FOR 2008 AUDITED FINANCIAL STATEMENTS. The Lenders hereby agree that, notwithstanding the requirements of Section 9.7 of the Loan Agreement, the annual audited financial statements of Air Group for the fiscal year ended December 31, 2008 only, prepared on a consolidated and consolidating basis, together with all other information and documents required to be delivered pursuant to Section 9.7 for such fiscal year only, shall be delivered to the Agent on or before October 23, 2009 along with revised annual audited financial statements of Air Group for the fiscal year ended December 31, 2007. Nothing herein shall be deemed or construed as (i) a consent by the Lenders to extend the delivery date of any other financial statements or information required to be delivered by the Obligor pursuant to Section 9.7 of the Loan Agreement (other than with respect to the audited financial statements and other related information for the fiscal year ended December 31, 2008 only, as expressly set forth above) or (ii) a waiver of any of the other delivery requirements of the Obligor under Section 9.7 of the Loan Agreement.

6) INVENTORY APPRAISAL. The Obligor and the Lenders hereby agree that the Agent shall order an appraisal of the Obligor's Inventory which shall be delivered to the Agent by not later than March 31, 2010.

7) PAYMENTS MADE WITH REGARD TO SIGMA'S ACCOUNTS PAYABLE. The Obligor hereby agrees that any and all payments with regard to Sigma's accounts payable shall not exceed (i) $150,000 from the Ninth Amendment Closing Date through and including December 31, 2009 and (ii) $150,000 during any fiscal year thereafter. The Obligor hereby agrees to provide to the Agent on or before the 15th day of each month hereafter a monthly summary of all accounts payable of Sigma for the immediately preceding month, which lists all cash payments made to and all debt forgiven by any creditor.


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8)    CONSENT TO PRINCIPAL PAYMENTS WITH REGARD TO THE SUBORDINATED NOTE.
      Notwithstanding anything to the contrary in the Subordination Agreement, the Lenders hereby consent to the Obligor making monthly principal payments to the Steel City with regard to the Subordinated Note so long as
      (i) the aggregate amount of each such monthly payment does not exceed $20,000, (ii) Air Group's consolidated Fixed Charge Coverage Ratio prior to each such payment and immediately after each such payment is not less than 1.05 to 1.00 (tested on a rolling three month basis as of September 1, 2009, a rolling four month basis as of October 1, 2009, a rolling five month basis as of November 1, 2009, a rolling six month basis as of December 1, 2009, a rolling seven month basis as of January 1, 2010, a rolling eight month basis as of February 1, 2010, a rolling nine month basis as of March 1, 2010, a rolling ten month basis as of April 1, 2010, a rolling eleven month basis as of May 1, 2010 and a rolling twelve month basis as of June 1, 2010 and for each month thereafter) and (iii) no Default and/or Event of Default has occurred and is continuing at the time of each such payment and/or shall be caused by making any such payment other than any Default and/or Event of Default due to the Fixed Charge Coverage Ratio being less than 1.25 to 1.00 for the applicable time period.

9) CONSENT TO CONSIGNMENT AGREEMENT WITH TRANS WORLD ALLOYS. The Lenders hereby consent to Sigma entering into a consignment agreement with TW Alloys, a California corporation having a place of business at 334 East Gardena Boulevard, Gardena, California 90248 ("TW Alloys"), so long as (i) such consignment agreement is in form and substance acceptable to the Agent and (ii) TW Alloys enters into an access agreement in form and substance acceptable to the Agent.

10) LATE FEE. If, at any time, the Obligor does not provide and deliver to the Agent and/or the Lenders any documents, information, financial statements, notices and/or any other materials required to by provided pursuant to the terms and conditions of the Loan Agreement and/or any Other Document, then the Obligor shall pay to the Agent for the benefit of the Lenders a late fee in the amount of $500 for each day that such materials are not provided and delivered to the Agent and/or the Lenders. Failure to comply with this Section 10 is an Event of Default under the Loan Agreement.

11) GUARANTORS RATIFICATION. WM and Air Group each hereby reaffirm their respective continuing obligations under the terms of each respective Guaranty and Suretyship Agreement dated August 24, 2007 executed by each (collectively, the "Guaranty"), and acknowledges that (i) each has read this Agreement, (ii) the Obligations under the Loan Agreement are secured by their respective Guaranty, and (iii) each makes such reaffirmation with full knowledge of the terms thereof.

12)   ACKNOWLEDGMENTS. Borrower acknowledges and represents that:

      (A) the Loan Agreement and Other Documents, as amended hereby, are in full force and effect without any defense, claim, counterclaim, right or claim of set-off;

      (B) to the best of its knowledge, no default by the Agent or Lenders in the performance of their duties under the Loan Agreement or the Other Documents has occurred;

      (C) all representations and warranties of the Borrower contained herein, in the Loan Agreement and in the Other Documents are true and correct in all material respects as of this date, except for any representation or warranty that specifically refers to an earlier date;

      (D) Borrower has taken all necessary action to authorize the execution and delivery of this Agreement; and

      (E) this Agreement is a modification of an existing obligation and is not a novation.

13) PRECONDITIONS. As a precondition to the effectiveness of any of the modifications, consents, or waivers contained herein, the Borrower agrees to:

      (A) provide the Agent with this Agreement, properly executed;


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      (B) pay to the Agent a modification fee in the amount of $25,000;

      (C) pay all legal fees incurred by the Agent in entering into this Agreement to Wilentz, Goldman & Spitzer; and

      (D) pay all other fees and costs incurred by the Lenders in entering into this Agreement.

14) MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to that state's conflicts of law principles. This Agreement, the Loan Agreement and the Other Documents constitute the sole agreement of the parties with respect to the subject matter thereof and supersede all oral negotiations and prior writings with respect to the subject matter thereof. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto. The illegality, unenforceability or inconsistency of any provision of this Agreement shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Agreement, the Loan Agreement or the Other Documents. This Agreement, the Loan Agreement and the Other Documents are intended to be consistent. However, in the event of any inconsistencies among this Agreement, the Loan Agreement and/or any of the Other Documents, the terms of this Agreement, then the Loan Agreement, shall control. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.

15) DEFINITIONS. The terms used herein and not otherwise defined or modified herein shall have the meanings ascribed to them in the Loan Agreement. The terms used herein and not otherwise defined or modified herein or defined in the Loan Agreement shall have the meanings ascribed to them by the Uniform Commercial Code as enacted in State of New York.

      IN WITNESS WHEREOF, the undersigned have signed and sealed this Agreement the day and year first above written.

ATTEST:                               AIR INDUSTRIES MACHINING, CORP.

By:                                   By:
    -------------------------------       -------------------------------
Name:  DARIO PERAGALLO                Name:  PETER RETTALIATA
Title: Secretary                      Title: President


ATTEST:                               SIGMA METALS, INC.

By:                                   By:
    -------------------------------       -------------------------------
Name:  DARIO PERAGALLO                Name:  PETER RETTALIATA
Title: Secretary                      Title: President


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ATTEST:                               WELDING METALLURGY, INC.  (as successor by
                                      merger with WMS Merger Corp.)

By: /s/ Dario Peragallo               By: /s/ Peter Rettaliata
    -------------------------------       -------------------------------
Name:  DARIO PERAGALLO                Name:  PETER RETTALIATA
Title: Secretary                      Title: President


ATTEST:                               AIR INDUSTRIES GROUP, INC.
                                      (f/k/a Gales Industries Incorporated)

By: /s/ Dario Peragallo               By: /s/ Peter Rettaliata
    -------------------------------       -------------------------------
Name:  DARIO PERAGALLO                Name:  PETER RETTALIATA
Title: Secretary                      Title: President


                                      PNC BANK, NATIONAL ASSOCIATION
                                      Lender and as Agent

                                      By: /s/ A. Roger Craig, Jr.
                                          -------------------------------
                                      Name:  A. ROGER CRAIG, JR.
                                      Title: Vice President


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